Exhibit 4.52

Dated July 19, 2019

Information Service Cooperation Agreement

among

Beijing LeRong Duoyuan Information Technology Co., Ltd.,

Lerong Duoyuan (Beijing) Technology Co., Ltd.

and

Shanghai Anquying Technology Co., Ltd.

Information Service Cooperation Agreement

Party A 1: Beijing LeRong Duoyuan Information Technology Co., Ltd.

Address: 501, 5/F, Unit 1, No. 10 West Jintong Road, Chaoyang District, Beijing

Legal representative: Jun DONG

Party A 2: Lerong Duoyuan (Beijing) Technology Co., Ltd.

Address: 806, 8/F, Building 4, Yard 18, Suzhou Street, Haidian District, Beijing

Legal representative: Jun DONG

(hereinafter collectively referred to as “Party A”)

Party B: Shanghai Anquying Technology Co., Ltd.

Address: 2/F, East Gate, Pacific Century Place, No. A2, Gongti North Road, Chaoyang District, Beijing

Legal representative: Bingqing CHEN

WHEREAS:

Pursuant to the General Provisions of the Civil Law of the People’s Republic of China, the Contract Law of the People’s Republic of China and other relevant laws and regulations, through friendly consultation, the Parties hereby enter into this Information Service Cooperation Agreement in respect of cooperation in referral of lending projects (this “Agreement”).

Article I. Principle of Cooperation

1.                  The mutual trust and tacit mutual understanding established between the Parties through consultation are the basis of the business partnership between the Parties. The objectives of and fundamental interest in the cooperation between the Parties are to take advantage of each other’s strength, improve efficiency and seek common development.

2.                  Party A is the operator and manager of Jimu Box platform (website: www.jimu.com) and an intermediary platform provider of online loan facilitation and related services.

3.                  Party B is the operator and manager of Dumiao Qianbao APP and Page H5 (website: www.idumiao.com) (“Dumiao”), who outputs intelligent credit technology service through its Dumiao risk assessment engine and will refer qualified borrowers to Party A to provide loan facilitation service to such borrowers according to their credit standing.

4.                  This Agreement shall serve as a guiding document for long-term cooperation between the Parties in the days to come and the basis of the relevant agreements to be executed among Party A, Party B and the borrowers referred by Party B during the term of cooperation hereunder.

Article II. Duties in Cooperation

Party A and Party B shall give full play to their respective advantages and duly perform their respective duties in the provision of loan and related services to borrowers. The areas of cooperation between the Parties shall include without limitation personal cash loans, personal installment loans and loans to small and micro-businesses (business owners).

1.                  Main duties of Party A

Party A shall give full play to its platform advantages and, pursuant to the applicable laws and regulations and the relevant contracts, provide lenders and borrowers with collection, sorting, verification, screening and online publication of direct lending information, loan facilitation, financing consultation, technical service, post-lending management and other related services.

2.                  Main duties of Party B

Party B shall give full play to its technological advantages, use multi-dimensional risk control data indicators to build risk control models, risk control database, etc. to provide borrowers with intelligent service support and services such as intelligent evaluation technology, and also provide repayment management and other post-lending services on the authority of borrowers and lenders.

Article III. Fees and Security Deposit

1.                  Based on the services provided by the Parties to borrowers respectively, each Party shall have the right to charge service fees on borrowers pursuant to the relevant services agreements with borrowers, in particular:

(1)             the interest payable by a borrower to his lender shall be subject to the relevant loan agreement between them;

(2)             the service fee receivable by Party A from a borrower shall be 2.0% of the actual amount of loan obtained by the borrower; and

(3)             the applicable fees payable by a borrower, except the interest receivable by his lender and the service fee receivable by Party A as described above, shall be collected by Party B from the borrower subject to the relevant Loan Service Agreement (or in such other name as published on the execution platform) and other relevant agreements entered into between Party B and the borrower, provided that the sum of the fees charged by Party B, the service fee charged by Party A and the interest charged by the lender shall comply with the applicable laws and regulatory policies.

2.                  Party B shall provide the platform of Party A with initial screening and referral service in respect of borrowers. In order to guarantee its service quality, Party B agrees to pay Party A a cooperation security deposit, which shall be used to guarantee and cover the losses arising from excessively high delinquency rate of borrowers, as set forth below:

(1)             Security deposit ratio

As of January 1, 2019, Party B shall pay Party A a cooperation security deposit equivalent to 12% (K) of the balance of outstanding loans newly facilitated hereunder;

The above “balance of outstanding loans” refers to, for new cooperation projects between January 1, 2019 and the statistical time period (excluding projects that are overdue as of April 30, 2019), the total principal amount of all borrowers which has not yet been repaid as of the statistical time (including principal that has not yet come due and overdue principal) minus the principal balance after the total principal amount paid by Party B as covered by the security deposit (subject to the agreement in item (2) below).

(2)             Daily depletion and replenishment of deposit

a.              Party A and Party B agree to, on each business day, calculate Party B’s depleted deposit on the preceding business day starting from 0:00 on the business day prior to the calculation day to 0:00 on the calculation day (hereinafter referred to as the “depletion period”). The amount of security deposit depleted = total overdue amount of the cooperation project during the depletion period.

b.              Party B shall pay Party A the amount of security deposit which had been depleted during the depletion period within two business days from the date of calculation.

c.               Party A shall designate the following collection account for the deposit and depletion management of Party B’s security deposit, and Party B shall have the right to supervise the daily use of the account. Details of the account are as follows:

Account name: Lerong Duoyuan (Beijing) Technology Co., Ltd.

Account number:

Bank: Minsheng Beijing Media Village Branch

d.              If the security deposit paid by Party B has been used to repay any delinquent loan, the principal, interest, default interest, penalty and other claims relating to such delinquent loan shall be automatically assigned to Party B. Party A shall have the obligation to assist in issuing the relevant debt assignment certificate and perform the legal obligation of notification.

(3)             Monthly calculation and replenishment of deposit

a.                  Party A and Party B agree to use calendar month as unit, and additional security deposit payable by Party B shall be calculated on a monthly basis. The calculation formula shall be as follows: amount of additional security deposit payable for the current month = total amount of security deposit payable at the end of the current month - total amount of security deposit payable in the beginning of the current month, where:

total amount of security deposit payable at the end of the current month = balance of outstanding loans at the end of the current month (i.e. the balance of outstanding loans as at 24:00 of the final day of the current calculation month) ×K;

total amount of security deposit payable in the beginning of the current month = ending balance of outstanding loans of the preceding calculation month (i.e. the balance of outstanding loans as at 24:00 of the final day of the preceding calculation month) ×K;

b.                  Party B shall, within five business days following the end of each calculation month, settle and pay the additional security deposit payable for the current month to Party A according to the provisions above.

c.                   If, according to the result of any monthly settlement of security deposit by the Parties, the balance of security deposit paid by Party B to Party A exceeds 12% of the balance of outstanding loans facilitated hereunder, the excess amount as confirmed by the Parties shall be returned by Party A to the following account designated by Party B within five business days. Party B hereby designates the following account for receiving the security deposit returned by Party A:

Account name: Shanghai Anquying Technology Co., Ltd.

Account number:

Bank: China Merchants Bank Beijing Branch Wanda Plaza Sub-branch

d.                  Party A and Party B shall, in the monthly settlement of security deposit as set out above, calculate the average delinquency rate (M) of the preceding month as follows: average delinquency rate (M) = (amount of delinquent loans in the preceding month/ average balance of outstanding loans in the preceding month) ×12, where, amount of delinquent loans in the preceding month = total amount of delinquent loans repaid out of the security deposit in the preceding month; average balance of outstanding loans in the preceding month = balance of outstanding loans in the beginning of the preceding month + balance of outstanding loans at the end of the preceding month)/2.

If the average delinquency rate (M) in the preceding month exceeds 18%, Party B shall pay a security deposit for repayment of excessive delinquent loans (N), which shall be calculated as follows: security deposit for repayment of excessive delinquent loans (N) = average balance of outstanding loans in the preceding month ×(M-18%). Such security deposit for repayment of excessive (N) shall be paid by Party A to Party B using its own funds in the agreed time as set out in paragraph (3)c to the designated account for collecting deposit.

(4)             Deposit balance confirmation

Party A and Party B jointly confirm that between January 1, 2019 and April 30, 2019, Party B has entrusted its affiliate, Sky City (Beijing) Technology Co., Limited to pay a total deposit of RMB165,289,183.00 to Party A (specifically Party A 2) and the balance of the deposit amount as of April 30, 2019 is RMB165,289,183.00.

(5)             Return of deposit

After the end of cooperation between Party A and Party B and completion of all cooperation projects hereunder, Party A shall return the remaining security deposit (if any) to Party B within five business days, the designated collection account of Party B is set out in the above paragraph (3)c.

Article IV. Rights and Obligations of the Parties

1.                  Party A shall have the right to take anti-fraud measures in respect of the borrowing behavior of borrowers. If Party A realizes that any borrower engages in fraud or otherwise damages the interest of Party A, Party A shall have the right to notify his lender and Party B.

2.                  Party A shall have the right to report the relevant information to the extent required by the applicable laws, rules and regulatory requirements in respect of online lending.

3.                  Party A shall adopt appropriate measures and technologies to properly record and maintain business activities and information and back up data in respect of online lending, and keep the relevant loan contracts for more than 5 years after the expiration thereof. Party B shall have the right to, subject to the provisions hereof concerning Confidential Information, access or obtain data and information relating to the transactions of borrowers generated through the information technology service provided by Party B during the term of cooperation hereunder.

4.                  Party B shall provide intelligent credit technology service in accordance with the provisions hereof and ensure that all models, data and other relevant factors used by it come from legitimate sources and its service quality is up to the applicable national and industrial service standards.

5.                  The Parties shall jointly carry out integration tests, commissioning and simulation tests on control interfaces to ensure normal functioning of such interfaces, and shall work together to solve any failure that may occur.

6.                  Without the consent of the other Party, neither Party may assign any of its rights and obligations hereunder to a third party in any manner.

7.                  Each Party warrants that it has the capacity to perform this Agreement, all services provided by it hereunder are legitimate, true and objective, and it will not violate the applicable laws and regulations or infringe on the legitimate rights and interests of a third party, and it will solely assume all legal liabilities arising from any breach by it of the foregoing warranty. If either party suffers from any administrative penalty, suit, economic loss or other material adverse effect due to its use of any service provided by the breaching Party hereunder, the breaching Party shall be responsible for solution and indemnify the non-breaching Party.

8.                  Each Party shall perform the obligation to pay taxes on its income earned by it hereunder in accordance with the applicable regulations of the People’s Republic of China.

Article V. Representations of the Parties

Each Party hereby represents that:

1.                  it has the capacity and authority to enter into and perform its obligations under this Agreement, and the execution of this Agreement by it complies with its bylaws and the requirements of the regulatory authorities having jurisdiction over it;

2.                  the cooperation project contemplated hereby falls within its business scope, it has all rights, authority and approvals necessary for the performance of its obligations hereunder, it will ensure that the projects launched on line comply with the applicable laws and regulations, and it will notify the other Party before communicating with any competent regulatory authority, to ensure that the Parties adopt a uniform version and the same approach when communicating with the competent regulatory authorities; and

3.                  the performance of this Agreement by it will not infringe on the legitimate rights and interests, including without limitation intellectual property rights, of any third party.

Article VI. Intellectual Property Rights

1.                  Unless otherwise agreed by the Parties, all intellectual property right, including without limitation patents, trademarks and copyrights (collectively, “Intellectual Property Rights”), legally owned by a Party prior to the cooperation contemplated hereby and accessed or used by the Parties as a result of performing the obligations hereunder shall not be deemed to have been transferred hereunder. The Intellectual Property Rights abovementioned shall remain the property of the Party providing the same.

2.                  Except for the purpose of advertising and promotion as contemplated hereby, without the prior written consent of the other Party, neither Party may use or copy any trademark, logo, business information, technology or other data of the other Party.

Article VII. Protection of Business Secrets

1.                  “Confidential Information” means all business information disclosed, with respect to the cooperation hereunder, by a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in writing, orally or in electronic form relating to the Disclosing Party or its branches, subsidiaries or affiliates, including without limitation business plans, strategic schemes, know-how, research results, customer information, financial data, legal documents and other technologic and business information.

Confidential Information may be disclosed by means of, without limitation, letter, facsimile, memorandum, minutes, agreement, report, proposal, email, etc., or orally and later confirmed as confidential information. However, Confidential Information excludes the following data or information:

(1)             it has already been known to the Receiving Party or its Representatives prior to the disclosure thereof;

(2)             it has been legally obtained by the Receiving Party or its directors, officers, employees, agents or consultants (including financial consultants, attorneys, auditors and other professional consultants) (collectively, “Representatives”) from a third party, who, to the knowledge of the Receiving Party or its Representatives, is not under obligation of confidentiality which prohibits it from disclosing such information to the Receiving Party or its Representatives;

(3)             it is independently developed by the Receiving Party or its Representatives without reference to the Disclosing Party’s Confidential Information;

(4)             it is disclosed with the written consent of the Disclosing Party; or

(5)             it is known to a third party or the public by no fault of the Receiving Party or its Representatives.

2.                  The Receiving Party agrees to use the Confidential Information of the Disclosing Party for the sole purpose of the cooperation contemplated hereby, and to:

(1)             take reasonable measures to protect the Confidential Information of the Disclosing Party, and ensure that the Confidential Information of the Disclosing Party will not be disclosed or transferred to any third party;

(2)             where it is necessary to disclose the Confidential Information of the Disclosing Party to a third party for the purpose of the cooperation contemplated hereby, get prior written consent from the Disclosing Party and enter into a non-disclosure agreement with such third party; and

(3)             disclose the Confidential Information of the Disclosing Party to its employees only to the extent that such disclosure directly relates to the cooperation contemplated hereby and such employees are bound by the obligation of confidentiality. The Receiving Party shall assume all legal liabilities for breach of the obligation of confidentiality hereunder by it or its Representatives, unless it has entered into a separate confidentiality agreement with such Representatives in respect of the Confidential Information.

3.                  The Receiving Party shall not be deemed to have breached the obligation of confidentiality if it discloses Confidential Information:

(1)             for the purpose of performing its obligation of information disclosure according to the requirements of the applicable laws and rules or the competent regulatory authorities or business contract relating to the cooperation hereunder, provided that the Receiving Party shall promptly notify the Disclosing Party of such requirements or demands, so that the Disclosing Party can seek appropriate protection orders or other remedies, and shall consult with the Disclosing Party about the measures to limit the scope of disclosure to the relevant regulatory authorities or the affiliates, customers or partners (including without limitation trustors and investors, holders, beneficiaries, custodians and independent supervisors of the relevant plans and products) of the Receiving Party (if applicable) to the minimum extent specifically required by the competent regulatory authorities;

(2)             to its affiliates and their employees, potential customers and partners and their representatives, for the purpose of facilitating the cooperation hereunder, provided that such disclosure only involves information directly relating to the cooperation hereunder;

(3)             to any court or arbitration institution, or in accordance with the requirements of any administrative proceedings, judicial proceedings (including without limitation pre-hearing disclosure) or other similar proceedings (including without limitation instituted for settling disputes in connection with the Confidential Information hereunder), or in any proceedings instituted in connection with this Agreement; or

(4)             otherwise with the written consent of the Disclosed Party.

4.                  In case of breach of this Agreement by a Party, the other Party shall have the right to claim compensation for its direct economic loss arising therefrom and seek other remedies available by law. For the avoidance of doubt, neither Party shall be liable for any indirect loss, including without limitation loss of profit or opportunity, suffered by the other Party as a result of any breach.

5.                  The obligation of confidentiality hereunder shall remain effective until the Confidential Information is known to the public through legal channels, survive any termination of this Agreement and be binding upon the Parties and their respective successors.

Article VIII. Anti-false Advertising

Both Party A and Party B understand and undertake, by its own will, to strictly comply with the Copyright Law, the Trademark Law, the Patent Law, the Anti-unfair Competition Law, the Contract Law, the Advertising Law and other applicable laws of the People’s Republic of China. Each Party has the right to make truthful and reasonable uses or advertisements in respect of the matters specified herein in such manner and within such scope as agreed herein, to the extent not involving any Confidential Information hereunder. In order to avoid any trademark infringement, improper advertising and other relevant risks, each Party undertakes not to use the trademark, brand or trade name of the other Party in any advertising activity without the prior written consent of the other Party. Each Party undertakes to actively respond to requests made by the other Party for reasonable use or advertising in connection with the cooperation hereunder. Each Party acknowledges that the use of any trademark, brand or trade name of the other Party in any commercial advertising activity without the prior written consent of the other Party, and fabrication of any cooperation or exaggeration of the scope, content, effect, scale or extent of cooperation hereunder shall constitute a breach of this Agreement and may constitute an act of unfair competition due to false advertising, in which case the non-breaching Party or the infringed person shall reserve the right to hold the breaching Party legally liable.

Article IX. Anti-commercial Bribery

1.                  Each Party understands and undertakes, by its own will, to strictly comply with the applicable laws in respect of anti-commercial bribery and acknowledges that any form of bribery or corruption will violate the law and lead to adverse consequences.

2.                  Unless otherwise provided herein, neither Party may solicit or accept any benefit from or offer any benefit to the other Party or an agents or Relevant Person of the other Party, including without limitation express or hidden rebates, cash, shopping cards, things of value, negotiable securities, travel or other immaterial benefits, except for those consistent with industry practice or general etiquette.

“Relevant Person” in the preceding paragraph means a person other than agents of the Parties, who has direct or indirect interests in this Agreement, such as a family member or friend of the agents.

Article X. Anti-money Laundering

Both Party A and Party B shall be subject to requirements set out in the Anti-money Laundering Law of the People’s Republic of China, the Anti-money Laundering Regulations for Financial Institutions, the Administrative Measures for Anti-money Laundering Work of the Insurance Industry and other applicable laws, rules and regulatory requirements, and shall:

1.                  not engage or assist any entity or person in any money laundering activity during the term of cooperation hereunder;

2.                  in accordance with the applicable anti-money laundering requirements, establish an internal control system against money laundering, properly verify the identification of borrowers, identify and report large-sum and susceptible transactions and implement other relevant regulatory requirements, and properly maintain the identification information and transaction record of borrowers; and

3.                  keep confidential the information of borrowers, promptly provide borrower information in accordance with the requirements of the competent regulatory authorities in anti-money laundering inspections, and duly perform the duties of anti-money laundering.

Article XI. Breach of Agreement

Both Party A and Party B shall duly and strictly perform this Agreement and its obligations hereunder.

1.                  Any failure of a Party to perform or duly perform its obligations hereunder, unless caused by force majeure, shall constitute a breach of this Agreement.

2.                  A Party shall, after receiving a written notice from the other Party stating any breach on its part which has been confirmed as true, correct such breach and notify the other Party in writing within 15 days. If the breaching Party fails to correct its breach within 30 days, the non-breaching Party shall have the right to unilaterally terminate this Agreement at any time, in which case this Agreement shall be terminated when the written notice of termination from the non-breaching Party is served on the breaching Party.

Article XII. Notices

1.                  Party A 1 designates the following contact person, mailing address and means of contact for receiving all notices, demands, instructions and other documents in connection with this Agreement:

Contact person: He Li

Mailing address: 501, 5/F, Unit 1, No. 10 West Jintong Road, Chaoyang District, Beijing

Contact telephone:

E-mail:

2.                  Party A 2 shall deliver all notices, demands, instructions and other documents in connection with this Agreement to the designated contact person and email address of Party B from the following mailing address:

Contact person: He Li

Mailing address: 501, 5/F, Unit 1, No. 10 West Jintong Road, Chaoyang District, Beijing

Contact telephone:

E-mail:

3.                  Party B shall deliver all notices, demands, instructions and other documents in connection with this Agreement to the designated contact person and email address of Party A from the following mailing address:

Contact person: Yijie Yue

Mailing address: 2/F Podium, Block 3, Pacific Century Place, No. A1, Gongti North Road, Chaoyang District, Beijing

Contact telephone:

E-mail:

4.                  In case of changes in the contact information of a Party, it shall notify the other Party within 72 hours after such change, failing which, its contact information set forth herein shall still be deemed as valid. All notices, demands, instructions or other documents given hereunder shall be made in writing.

Article XIII. Term and Related Information

1.                  The term of this Agreement shall be one year commencing from the Execution Date hereof, and shall be automatically renewed upon the expiration of the initial term or any renewal term hereof, unless and until either Party sends a written request for terminating this Agreement to the other Party within one month prior to the expiration the then current term hereof.

2.                  This Agreement may be amended or terminated earlier by either Party upon mutual consent.

3.                  In the event of termination of this Agreement, the Parties shall, with respect to relevant agreements not fully performed under this Agreement, continue to perform corresponding obligations pursuant to the provisions of this Agreement, until all obligations have been fully performed.

Article XIV. Governing Law and Dispute Resolution

1.                  The formation, validity, performance, interpretation and dispute resolution in respect of this Agreement shall be governed by the laws of the People’s Republic of China (excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan).

2.                  Disputes or controversies arising from or in connection with this Agreement may be submitted by either Party to the China International Economic and Trade Arbitration Commission (“CIETAC”) in Beijing for settlement through arbitration in accordance with the arbitration rules of the CIETAC in force at the time when the application for arbitration is made. The arbitration award shall be final and binding upon the Parties.

3.                  Except for the matters in disputes, the Parties shall continue to exercise their receptive rights and perform their respective obligations hereunder.

Article XV. Miscellaneous

1.                  This Agreement shall come into effect upon execution by the Parties. All new cooperation projects between the Parties after January 1, 2019 shall be governed by the agreements and arrangements made herein, while existing cooperation projects between the Parties prior to January 1, 2019 shall be governed by the preceding agreements and arrangements made by the Parties.

2.                  With respect to matters not specifically covered herein and/or amendment to this Agreement, the Parties may enter into a supplementary agreement as a schedule to this Agreement, which has equal effect as this Agreement.

3.                  This Agreement shall come into effect after being stamped with the respective official or contract seals of the Parties. This Agreement shall be made in three counterparts, with Party A holding two counterparts, Party B holding one counterpart, and each counterpart having the same legal effect.

[No Text Below]

This is the signature page of Information Service Cooperation Agreement.

Party A 1: Beijing LeRong Duoyuan Information Technology Co., Ltd. (seal)

/s/ Beijing LeRong Duoyuan Information Technology Co., Ltd.

Date: 19th day of July, 2019

Party A 2: Lerong Duoyuan (Beijing) Technology Co., Ltd. (seal)

/s/ Lerong Duoyuan (Beijing) Technology Co., Ltd.

Date: 19th day of July, 2019

Party B: Shanghai Anquying Technology Co., Ltd. (seal)

/s/ Shanghai Anquying Technology Co., Ltd.

Date: 19th day of July, 2019